Consent of Independent Accountants

We consent to the use in this Form 8K/A of Worldwide PetroMoly, Inc. of our report on the financial statements of Small Town Radio, Inc. for the year ended March 31, 2001 dated July 6, 2001 (except for Note 6, as to which the date is July 16, 2001).


/s/ BKD, LLP

Indianapolis, Indiana
August 1, 2001